Exhibit 10.21

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE LAW. NO OFFER, SALE OR OTHER DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAW, UNLESS SUCH REGISTRATION IS NOT REQUIRED THEREBY. AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED TO OFFER, SELL OR OTHERWISE DISPOSE OF THIS CONVERTIBLE PROMISSORY NOTE OR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF.

CONVERTIBLE PROMISSORY NOTE

$30,000	February 23, 2021
Seattle, Washington

For value received EMulate Therapeutics, Inc., a Washington corporation formerly known as Nativis, Inc. (the “Company”), promises to pay to Lucky Good Dog, LLC or its permitted assigns (the “Holder”) the principal sum of $30,000, with simple interest on the outstanding principal amount at the rate of 10.0% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. Notes; Convertible Note Purchase Agreement. This note (this “Note”) is issued pursuant to the terms of the Convertible Note Purchase Agreement (the “Agreement”) dated as of September 6, 2019 (the “Agreement Date”) as part of a series of Notes (as defined in the Agreement) to be issued to the person(s) and/or entities listed on the Schedule of Purchasers thereto (collectively, the “Holders”).

2. Payments; Prepayment. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all the Holders. All payments shall be applied first to accrued interest, and thereafter to principal. The Company may prepay this Note with the consent of the Company’s Board of Directors and the Majority Holders (as defined below).

3. Certain Definitions. For purposes of this Note, the following terms have the means set forth below. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

“Common Stock” means the Company’s Common Stock.

“Conversion Price” means of 85% of the Price Per Share.

“Deemed Liquidation” has the same meaning as provided in Article II, Section 2(b)(iv) of the Restated Articles.

“Equity Securities” means the Company’s capital stock, whether authorized and/or issued on or after the Agreement Date.

“Financing” means an offering of Equity Securities for cash with the principal purpose of raising capital.

“Majority Holders” means the Holders of a majority of the then-outstanding principal balance under the Notes.

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“Maturity Date” means the earlier to occur of: (a) the 24-month anniversary of the Agreement Date and (b) the consummation of a Deemed Liquidation.

“Nonqualified Financing” means a Financing that is not a Qualified Financing (as defined below).

“Outstanding Balance” means the sum of the unpaid principal balance of this Note and the amount of accrued and unpaid interest on this Note.

“Price Per Share” means the highest price per share of the Qualified Equity Securities sold in the Qualified Financing to other investors.

“Qualified Equity Securities” means the Equity Securities sold in a Qualified Financing.

“Qualified Financing” means a Financing: (a) that (i) results in the Company’s receipt of gross cash proceeds of at least $10,000,000, excluding the conversion of any indebtedness (including any indebtedness evidenced by the Notes) and (ii) is accomplished in one or more closings as part of a single plan of financing based upon a single set of stock purchase agreements and ancillary documentation; or (b) as otherwise approved by the Majority Holders. If the Qualified Equity Securities are sold at more than one closing, such Qualified Financing shall be deemed to be consummated on the date of the earliest closing at which the gross cash proceeds received by the Company, together with the gross cash proceeds received by the Company at any prior closings, equal or exceed $10,000,000, or on such earlier date as determined by the Majority Holders.

“Restated Articles” means the Company’s Amended and Restated Articles of Incorporation, as amended and in effect as of the Agreement Date.

4. Conversion.

(a) Conversion into Capital Stock.

(i) Qualified Financing. If the Company consummates a Qualified Financing prior to the Maturity Date, then, upon the closing of such Qualifying Financing, the Outstanding Balance shall automatically convert into that number of shares of such Qualified Equity Securities obtained by dividing the Outstanding Balance by the Conversion Price, rounded down to the nearest whole share. The Qualified Equity Securities received upon conversion of the Notes shall have rights, preferences, and privileges equal to the other Qualified Equity Securities issued in the Qualified Financing.

(ii) Voluntary Conversion. At any time the Notes are outstanding prior to the Maturity Date, the Holder may elect to convert the Outstanding Balance into Equity Securities pursuant either subclause (1) or (2) below by delivering notice of such election to the Company pursuant to Section 6.5 of the Agreement (a “Voluntary Conversion”).

(1) Nonqualified Equity Securities. The Outstanding Balance may be converted into that number of shares of the Equity Securities issued in the Company’s most recent Nonqualified Financing prior to the date of conversion (the “Nonqualified Equity Securities”) obtained by dividing the Outstanding Balance by a conversion price equal to the highest cash price paid for the Nonqualified Equity Securities, rounded down to the nearest whole share. The Nonqualified Equity Securities received upon conversion of the Notes shall have rights, preferences, and privileges equal to the other Nonqualified Equity Securities issued in the Nonqualified Financing.

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(2) Common Stock. The Outstanding Balance may be converted into that number of shares of Common Stock obtained by dividing the Outstanding Balance by a conversion price equal to the fair market value per share of Common Stock as of date of conversion, as determined by the higher of the price per share for the most recent (A) sale of Common Stock to a third party investor by the Company on or prior to the date of conversion, or (B) grant of options to purchase Common Stock or similar equity awards to an employee or service provider of the Company on or prior to the date of conversion, in either case rounded down to the nearest whole share.

(iii) Maturity Date Conversion. In the event the Notes have not been repaid or converted prior to the Maturity Date, then upon the Maturity Date, the Outstanding Balance shall automatically convert into that number of shares of Common Stock determined by dividing the Outstanding Balance by a price per share equal to the lesser of (1) the fair market value per share of Common Stock on the Maturity Date, as determined by the higher of the price per share for the most recent (A) sale of Common Stock to a third party investor by the Company on or prior to the Maturity Date or (B) grant of options or other similar equity awards to an employee or service provider of the Company to purchase Common Stock on or prior to the Maturity Date, or (2) $9.00, in any case rounded down to the nearest whole share.

(b) Fractional Shares. Notwithstanding any other provision of this Note, no fractional shares shall be issued upon conversion of this Note pursuant to Section 4, and the Holder hereby agrees to waive its rights with respect to such fractional share or any payment therefore. Upon conversion of this Note pursuant to Section 4, the shares of capital stock received will be fully paid and non-assessable.

(c) Shareholder Agreements. Upon conversion of this Note pursuant to Section 4, the Holder has agreed to execute counterpart signature pages to all applicable shareholder agreements and thereafter be bound by such agreements in the same manner as the other holders of the Equity Securities into which this Note is converted (including in the case of conversion pursuant to Section 4(a)(i) to be automatically deemed to have executed such agreements pursuant to an irrevocable power of attorney granted by the Holder in the Agreement).

5. Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Majority Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(c) or 6(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Agreement and such default shall constitute a material breach of the Agreement;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

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6. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

7. Governing Law. This Note shall be governed by and construed under the laws of the State of Washington, as applied to agreements among Washington residents, made and to be performed entirely within the State of Washington, without giving effect to conflicts of laws principles.

8. Senior Indebtedness. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness. “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due now or in the future in connection with (a) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates that sometimes engage in lending activities but that are primarily engaged in investments in equity securities), and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

9. Amendment; Waiver. Any term of this Note may be amended or waived in accordance with the terms of Section 6.6 of the Agreement.

10. Transfer. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

11. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

12. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

EMulate Therapeutics, Inc.

By:
Name:	Chris E. Rivera
Title:	President and Chief Executive Officer

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Convertible Promissory Note